Exhibit 5.1

March 19, 2014

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA 02142

(617) 871-2098

Re: Registration Statement on Form S-1 filed pursuant to Rule 462(b)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,127,000 shares of common stock, $0.00001 par value per share (the “Securities”), of Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), including 144,647 Securities that may be purchased by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed sale of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP